Exhibit 99.1

CONTACTS: Russell G. Allen, Director – Planning & IR (704) 557-8219 Earl D. Leake, VP — Human Resources (704) 554-5579 FOR IMMEDIATE RELEASE

LANCE ANNOUNCES CFO RESIGNATION

     CHARLOTTE, NC, JULY 22, 2005 — Lance, Inc. (Nasdaq: LNCE) today announced that its Vice President, Chief Financial Officer and Secretary, B. Clyde Preslar, will be leaving the Company effective August 12, 2005. Mr. Preslar joined Lance as Vice President and Chief Financial Officer in 1996.

     Mr. Preslar, who is leaving to assume a similar role with another company, stated “I am very appreciative of the opportunity to serve as CFO of Lance during the past nine years. The Company has great momentum at this time and a number of positive opportunities ahead of it.”

     Lance will initiate a search for a successor immediately. In the interim, David V. Singer, President and Chief Executive Officer, will assume Mr. Preslar’s responsibilities as Chief Financial Officer. Mr. Singer has held his current position at Lance since May 2005. Prior to joining Lance, he served as Chief Financial Officer of Coca-Cola Bottling Co. Consolidated for 18 years.

     Lance, Inc. manufactures and markets snack foods throughout most of the United States and other parts of North America.

     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risks, are discussed in the Company’s most recent Forms 10-Q and 10-K filed with the Securities and Exchange Commission.